                                                      Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-79215

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 7, 1999)

                                  $125,000,000
                            NORTHWEST AIRLINES, INC.
            9 1/2% SENIOR QUARTERLY INTEREST BONDS DUE 2039 (QUIBS)*

                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                         NORTHWEST AIRLINES CORPORATION

                                  ------------

      INTEREST PAYABLE ON NOVEMBER 15, FEBRUARY 15, MAY 15 AND AUGUST 15.
                              -------------------

THE BONDS WILL MATURE ON AUGUST 15, 2039. NORTHWEST WILL HAVE THE RIGHT TO REDEEM THE BONDS IN CERTAIN CIRCUMSTANCES IF NORTHWEST IS UNABLE TO DEDUCT INTEREST PAID ON THE BONDS. NORTHWEST MAY ALSO REDEEM ANY OF THE BONDS BEGINNING AUGUST 27, 2004 AT 100% OF THEIR PRINCIPAL AMOUNT PLUS ACCRUED INTEREST. BONDS MAY BE PURCHASED IN DENOMINATIONS OF $25 AND INTEGRAL MULTIPLES OF $25.

NORTHWEST HAS MADE AN APPLICATION TO LIST THE BONDS ON THE NEW YORK STOCK EXCHANGE. IF APPROVED FOR LISTING, TRADING OF THE BONDS IS EXPECTED TO COMMENCE WITHIN A 30-DAY PERIOD AFTER INITIAL DELIVERY OF THE BONDS.
                              -------------------

INVESTING IN THE BONDS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-6.

                              -------------------

                    PRICE 100% AND ACCRUED INTEREST, IF ANY

                              -------------------

                                                                                  UNDERWRITING
                                                                PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                                 PUBLIC           COMMISSIONS          NORTHWEST
                                                           ------------------  ------------------  ------------------
PER BOND.................................................         100%               3.15%               96.85%
TOTAL....................................................     $125,000,000         $3,937,500         $121,062,500

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTHWEST HAS GRANTED THE UNDERWRITERS AN OPTION TO PURCHASE UP TO AN ADDITIONAL $18,750,000 AGGREGATE PRINCIPAL AMOUNT OF BONDS, SOLELY TO COVER
OVER-ALLOTMENTS.

MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE BONDS TO PURCHASERS ON AUGUST 27, 1999.
                              -------------------

*QUIBS IS A SERVICEMARK OF MORGAN STANLEY DEAN WITTER & CO.
                              -------------------

MORGAN STANLEY DEAN WITTER
       GOLDMAN, SACHS & CO.
                 MERRILL LYNCH & CO.
                          PAINEWEBBER INCORPORATED
                               PRUDENTIAL SECURITIES
                                       SALOMON SMITH BARNEY

BANC OF AMERICA SECURITIES LLC                   U.S. BANCORP PIPER JAFFRAY INC.

AUGUST 19, 1999

                               TABLE OF CONTENTS

              PROSPECTUS SUPPLEMENT                                     PROSPECTUS

                                           PAGE                                                PAGE
                                         ---------                                           ---------

Presentation of Information...........        S-3
Summary Consolidated Financial and
  Operating Data......................        S-4
Risk Factors..........................        S-6
Use of Proceeds.......................       S-11
Capitalization........................       S-11
The Company...........................       S-12
Description of the Bonds and Parent
  Guaranty............................       S-17
Underwriters..........................       S-21
Legal Matters.........................       S-23
Experts...............................       S-23

About this Prospectus.................          2
Incorporation of Certain Documents by
  Reference...........................          3
Disclosure Regarding Forward-looking
  Statements..........................          3
The Company...........................          4
Use of Proceeds.......................          4
Ratio of Earnings to Fixed Charges....          4
Description of Debt Securities........          5
Description of Warrants...............         18
Plan of Distribution..................         20
Legal Opinions........................         21
Experts...............................         21

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NORTHWEST AIRLINES, INC. IS OFFERING TO SELL THE BONDS AND SEEKING OFFERS TO BUY THE BONDS, ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR OF ANY SALES OF THE BONDS. IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, "NORTHWEST" REFERS TO NORTHWEST AIRLINES, INC., "NWA CORP." TO NORTHWEST AIRLINES CORPORATION AND THE "COMPANY," "WE," "US" OR "OUR" TO NWA CORP. AND ITS CONSOLIDATED SUBSIDIARIES.

                          PRESENTATION OF INFORMATION

    These offering materials consist of two documents: (a) this prospectus supplement, which describes the terms of the bonds that Northwest Airlines, Inc. is currently offering, and (b) the accompanying prospectus, which provides general information about Northwest Airlines, Inc. debt securities, some of which may not apply to the bonds that Northwest Airlines, Inc. is currently offering. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT REPLACES ANY INCONSISTENT INFORMATION INCLUDED IN THE ACCOMPANYING PROSPECTUS.

    At varying places in this prospectus supplement and the prospectus, we refer you to other sections of such documents for additional information by indicating the caption heading of such other sections. The page on which each principal caption included in this prospectus supplement and the prospectus can be found is listed in the Table of Contents on the previous page. All such cross references in the prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise stated.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following table presents summary consolidated financial data and operating statistics of the Company. The annual historical financial data were derived from NWA Corp.'s audited consolidated financial statements and the notes thereto and the quarterly historical data were derived from NWA Corp.'s unaudited consolidated financial statements, both of which are incorporated by reference in this prospectus supplement. The quarterly historical data may not be indicative of results for the year as a whole. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

                                                                   SIX MONTHS
                                                                     ENDED
                                                                    JUNE 30,            YEAR ENDED DECEMBER 31,
                                                              --------------------  -------------------------------
                                                                1999       1998       1998       1997       1996
                                                              ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA (IN MILLIONS):
  Operating revenues
    Passenger...............................................  $   4,105  $   4,173  $   7,607  $   8,822  $   8,598
    Cargo...................................................        322        329        634        789        746
    Other...................................................        451        402        804        615        537
                                                              ---------  ---------  ---------  ---------  ---------
                                                                  4,878      4,904      9,045     10,226      9,881
                                                              ---------  ---------  ---------  ---------  ---------
  Operating expenses(1).....................................      4,628      4,628      9,236      9,069      8,827
                                                              ---------  ---------  ---------  ---------  ---------
  Operating income (loss)...................................        250        276       (191)     1,157      1,054
                                                              ---------  ---------  ---------  ---------  ---------
  Income (loss) before extraordinary item(2)................  $      91  $     120  $    (285) $     606  $     536
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
OTHER DATA (IN MILLIONS EXCEPT FINANCIAL RATIO DATA):
  Ratio of earnings to fixed charges........................       1.36x      1.78x        (3)      3.05x      2.74x
  Cash provided by operating activities.....................  $     790  $     490  $      88  $   1,607  $   1,372
  Cash used in investing activities.........................       (426)      (218)    (1,113)      (886)    (1,242)
  Cash provided by (used in) financing activities...........       (226)      (114)       765       (540)      (422)
  EBIT(4)...................................................        334        318       (118)     1,219      1,135
  EBITDA(5).................................................        567        524        309      1,615      1,513
  EBITDAR (6)...............................................        736        697        654      1,974      1,859
  EBIT/interest expense.....................................        1.8x       2.6x      (.4x)       5.2x       4.3x
  EBITDA/interest expense...................................        3.1        4.3        1.0        6.9        5.8
  EBITDAR/interest expense and aircraft rentals.............        2.1        2.4        1.0        3.3        3.1
OPERATING STATISTICS (7):
  Scheduled Service:
    Available seat miles (millions) (8).....................     48,209     47,594     91,311     96,964     93,914
    Revenue passenger miles (millions)(9)...................     35,526     35,153     66,738     72,031     68,639
    Passenger load factor (%) (10)..........................       73.7       73.9       73.1       74.3       73.1
    Revenue passengers (millions)...........................     26,890     26,380       50.5       54.7       52.7
    Revenue yield per passenger mile (cents)(11)............      11.41      11.73      11.26      12.11      12.53
    Passenger revenue per scheduled ASM (cents).............       8.41       8.66       8.23       9.00       9.16

  Operating revenue per total ASM (cents)(12)...............       9.22       9.49       9.12       9.76       9.85
  Operating expense per total ASM (cents)(12)...............       8.70       8.89       9.21       8.63       8.78

  Cargo ton miles (millions)(13)............................      1,056        991      1,954      2,283      2,216
  Cargo revenue per ton mile (cents)........................      30.48      33.14      32.39      34.54      33.66

  Fuel gallons consumed (millions)..........................        983        977      1,877      1,996      1,945
  Average fuel cost per gallon (cents)......................      46.75      56.15      53.60      64.86      67.21
  Number of operating aircraft at end of period.............        417        415        409        405        399
  Full-time equivalent employees at end of period...........     51,583     51,332     50,565     48,984     47,536

                   (TABLE CONTINUES AND FOOTNOTES APPEAR ON THE FOLLOWING PAGE.)

                                                                                           JUNE 30,   DECEMBER 31,
                                                                                             1999         1998
                                                                                           ---------  ------------
BALANCE SHEET DATA (IN MILLIONS):
  Cash, cash equivalents and unrestricted short-term investments.........................  $     618   $      480
  Total assets...........................................................................     11,202       10,281
  Long-term debt, including current portion..............................................      4,169        4,001
  Long-term obligations under capital leases, including current obligations..............        626          655
  Mandatorily redeemable preferred security of subsidiary................................        527          564
  Redeemable preferred stock.............................................................        251          261
  Common stockholders' equity (deficit)..................................................       (255)        (477)

------------------------

(1) The Company recorded a fleet disposition charge of $66 million ($42 million after tax) related to its seven oldest Boeing 747 aircraft in the fourth quarter of 1998. The Company has made provisions for out-of-period charges related to both collective bargaining agreements that were ratified in 1998 and estimated provisions for the Company's remaining amendable collective bargaining agreements of $151 million ($95 million after tax) for the year ended December 31, 1998, including $67 million ($42 million after tax) for IAM retroactive pay in the six months ended June 30, 1998. The Company recorded a non-recurring credit of $27 million ($17 million after tax) in the second quarter of 1999).

(2) The 1997 extraordinary loss was $9 million. In February 1999, the Company sold a portion of its interest in Equant N.V. and recorded a gain of $28 million ($18 million after taxes) related to this transaction.

(3) Earnings did not cover fixed charges by $452 million for the year ended December 31, 1998.

(4) EBIT represents income (loss) before extraordinary item plus the sum of interest expense (net of capitalized interest) and income tax expense (benefit).

(5) EBITDA represents EBIT, as defined in (4) above, plus depreciation and amortization.

(6) EBITDAR represents EBITDA, as defined in (5) above, plus aircraft rentals. EBIT, EBITDA and EBITDAR are presented because each is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBIT, EBITDA and EBITDAR should not be considered in isolation, as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(7) All statistics exclude Express Airlines I, Inc.

(8) "Available seat miles" ("ASMs") represent the number of seats available for passengers multiplied by the number of scheduled miles the seats are flown.

(9) "Revenue passenger miles" ("RPMs") represents the number of miles flown by revenue passengers in scheduled service.

(10) "Passenger load factor" is calculated by dividing revenue passenger miles by available seat miles, and represents the percentage of aircraft seating capacity utilized.

(11) "Revenue yield per passenger mile" represents the average revenue received from each mile a passenger is flown in scheduled service.

(12) Excludes the estimated revenues and expenses associated with the operation of Northwest's fleet of 747 freighter aircraft, MLT Inc. and gain/loss on disposition of assets.

(13) "Cargo ton miles" represents the tonnage of freight and mail carried multiplied by the number of miles flown.

                                  RISK FACTORS

    YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS BEFORE INVESTING IN THE BONDS.

    THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS INCLUDE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING STATEMENTS REGARDING OUR FUTURE FINANCIAL POSITION, ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT ASSURE YOU THAT SUCH EXPECTATIONS WILL BE CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ARE DISCLOSED BELOW AND ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

RISK FACTORS RELATING TO NORTHWEST AND NWA CORP.

    INDEBTEDNESS

    The Company has substantial levels of indebtedness. As of June 30, 1999, we had long-term debt, capital lease obligations and current maturities of $4.80 billion. Of this indebtedness, 43% bears interest at floating rates. The amount of our long-term debt that matures in 1999 is $178 million. Additionally, $294 million matures in 2000, $176 million matures in 2001 and $734 million matures in 2002. As of June 30, 1999, future minimum lease payments under capital leases were $33 million for 1999, $60 million for 2000, $62 million for 2001 and $229 million for 2002. These levels of indebtedness do not include our mandatory obligations to redeem $251 million of our preferred stock in 2003 and non-recourse mandatorily redeemable preferred securities of one of NWA Corp.'s subsidiaries of $527 million.

    At June 30, 1999, Northwest had $4.35 billion of long-term debt and capital lease obligations that would rank equally in right of payment with the bonds, of which $3.17 billion was secured by Northwest's assets, and no long-term debt or capital lease obligations that would rank senior in right of payment to the bonds. As of the same date, NWA Corp. had $1.98 billion of indebtedness which would rank equally in right of payment with the full and unconditional guarantee by NWA Corp. of the bonds (the "Parent Guaranty"), none of which was secured by NWA Corp.'s assets, and no long-term debt that would rank senior in right of payment to the Parent Guaranty.

    The bonds will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of Northwest, and the Parent Guaranty will rank equally with all other unsecured and unsubordinated indebtedness of NWA Corp. The bonds are effectively subordinated to the claims of Northwest's secured lenders, and the Parent Guaranty is effectively subordinated to the claims of NWA Corp.'s secured lenders and claims against NWA Corp.'s subsidiaries.

    In addition, Northwest operates in a capital intensive industry. Periodically, Northwest is required to make significant capital expenditures for new aircraft and related equipment. We cannot assure you that sufficient financing will be available for all aircraft and other capital expenditures not covered by commercial financing.

    ABSENCE OF CERTAIN COVENANTS

    The terms of the bonds and NWA Corp.'s Parent Guaranty do not limit Northwest's or NWA Corp.'s ability to incur additional indebtedness that may rank equally in right of payment to the bonds or such Parent Guaranty, to incur liens or to pay dividends or make distributions on, or redeem or repurchase, NWA Corp.'s capital stock. In addition, the bonds do not contain provisions that would give holders of the bonds the right to require Northwest to repurchase their bonds in the event of a change of control of Northwest or a decline in the credit rating of Northwest's or NWA Corp.'s debt securities from a takeover, recapitalization or similar restructuring, or any other reason.

    LABOR AGREEMENTS

    Unions represent approximately 90% of our employees. Consequently, labor wage rates and costs are subject to collective bargaining. The current status of Northwest's principal labor agreements is as follows:

    PILOTS. In September 1998, our pilots ratified a four-year agreement that becomes amendable in September 2002. Ratification followed a strike by our pilots which resulted in an 18-day cessation of flight operations.

    METEOROLOGISTS, TECHNICAL WRITERS, AND DISPATCHERS. These employees ratified new five-year and six-year agreements during the fourth quarter of 1998.

    FLIGHT ATTENDANTS. On June 10, 1999, Northwest and the International Brotherhood of Teamsters reached a new five-year tentative agreement that has been submitted to the union membership for a ratification vote, the results of which will not be available until late August 1999. We cannot predict the outcome of the vote.

    MECHANICS AND RELATED EMPLOYEES, CUSTOMER SERVICE AGENTS, EQUIPMENT SERVICE EMPLOYEES, CLERKS, RESERVATION AGENTS AND STOCK CLERKS. Our agreement with our ground employees became amendable in October 1996. Negotiations began at that time with the International Association of Machinists and Aerospace Workers ("IAM"), who represented our ground employees. In June 1998, we reached a tentative agreement with the IAM, which was not ratified by the union membership. In November 1998, the mechanics and related employees authorized the Aircraft Mechanics Fraternal Association ("AMFA") to be their collective-bargaining representative. The National Mediation Board certified the results of the representative election on June 1, 1999. Contract negotiations are expected to commence with AMFA as soon as AMFA organizational matters are resolved. The remaining ground employees continue to be represented by the IAM. The IAM membership ratified a new four-year agreement in February 1999.

    We estimate the increased costs under the six ratified agreements will be approximately $145 million for 1999 based on current levels of employment.

    Because the terms of the new labor agreements are determined by collective bargaining, we cannot predict the outcome of the remaining negotiations at this time. We believe that our labor costs will remain competitive in comparison to other large U.S. airlines.

    RISKS REGARDING NORTHWEST/JUSTICE DEPARTMENT LITIGATION

    In November 1998, Northwest and Continental Airlines, Inc. ("CONTINENTAL") began implementing their long-term global alliance involving extensive code-sharing, frequent flyer program reciprocity and other cooperative activities. In a related transaction, the Company acquired from Continental's principal shareholder and certain other parties securities representing 11.8% of Continental's equity as of June 30, 1999 and, together with additional Continental shares for which NWA Corp. holds a limited voting proxy, 51.2% of the fully-diluted voting power of Continental. On October 23, 1998, the U.S. Department of Justice commenced a civil antitrust action against us and Continental challenging our acquisition of the Continental securities. The Justice Department is seeking to have us divest the Continental securities we acquired or to impose additional terms and restrictions on us with respect to the Continental securities acquired. Although we cannot predict the outcome of litigation, we intend to defend the lawsuit vigorously. The lawsuit did not challenge the alliance between Northwest and

Continental, although the Justice Department has indicated that it will continue to monitor the alliance.

    ASIA ECONOMIC ISSUES

    Our results of operations are affected by the level of economic activity in the United States and foreign markets that we serve. The general economic environment in Asia adversely impacted our Pacific revenues in 1998. In response to the continued weak economic environment and lower demand in the Pacific, Northwest reduced its capacity in the region. Northwest cannot predict the extent and the length of the weakened Asian economy and the degree to which it will continue to adversely impact its Pacific revenues.

    RISKS REGARDING ALLIANCES

    Northwest is currently a party to numerous alliances with other airlines, and may enter into additional alliances in the future. Northwest's ability to grow its route network by entering into alliances depends upon the availability of suitable alliance candidates and the ability of Northwest and its alliance partners to meet business objectives and to perform their obligations under the alliance agreements. Northwest's ability to successfully achieve the anticipated benefits of its alliances depends upon many factors including:

    - Disapproval or delay by regulatory authorities or adverse regulatory developments.

    - Competitive pressures.

    - Customer acceptance of the alliance.

    - Northwest and its alliance partners' ability to modify certain contracts that may restrict certain aspects of the alliance.

We cannot predict the extent to which we will benefit from Northwest's alliances.

    YEAR 2000

    Computerized systems are essential to our operations. Many computer programs in use around the world use only two digits to identify the applicable year and do not take account of the change in century that will occur in the year 2000. If this problem is not corrected, computer applications could fail or create mistakes. As a result, we have implemented a Year 2000 project to modify our computer systems to function properly in 2000 and in the years after that. Our Year 2000 project should be completed in 1999, and we believe that the Year 2000 issue will not pose significant operational problems for our computer systems.

    We have also contacted our significant suppliers, vendors and other airlines with whom our systems interface or upon whom our business depends. We are working with these parties to minimize the extent to which our business will be vulnerable to their failure to remedy their Year 2000 issues. Our business also depends upon foreign governments and agencies and certain United States governmental agencies, such as the Federal Aviation Administration ("FAA"), that provide essential services to the aviation industry. We cannot predict whether the systems of such third parties that our business relies on will be modified on a timely basis.

    Our business, financial condition and results of operations could be materially adversely affected if our systems, or those operated by other parties on which our business depends, fail to operate properly beyond 1999.

    FOREIGN CURRENCY EXPOSURE

    Northwest conducts a significant portion of its operations in foreign locations. As a result, Northwest has operating revenues and, to a lesser extent, operating expenses, as well as assets and liabilities, denominated in foreign currencies. Fluctuations in such foreign currencies, especially the Japanese yen, can significantly affect Northwest's operating performance. From time to time, Northwest uses financial instruments to hedge its exposure to the Japanese yen. Currently, Northwest has entered into $351 million (40.3 billion yen) in forward contracts to hedge a portion of its anticipated yen-denominated ticket sales for the next 12 months.

    POSSIBLE LIMITATION ON NET OPERATING LOSS CARRYFORWARDS

    We used net operating loss carryforwards ("NOLS") of approximately $1.20 billion from 1994 through 1996 and alternative minimum tax net operating loss carryforwards ("AMTNOLS") of approximately $588 million from 1993 through 1996. The Internal Revenue Code of 1986, as amended (the "CODE"), and Treasury regulations limit the amounts of NOLs and AMTNOLs that can be used to offset taxable income (or used as a credit) in any single tax year if the corporation has more than a 50% ownership change (as defined in the Code) over a three-year testing period ending on the testing date. In general, if an "ownership change" occurs, Sections 382 and 383 limit the amount of NOLs, AMTNOLs and credits that can be carried forward and used in any one year after the ownership change occurs to an amount equal to the product of the value of the corporation's stock for tax purposes immediately before the change multiplied by the "long-term tax-exempt rate" as determined by the Internal Revenue Service (the "IRS") for the month of the change. Management believes that an offering of outstanding common stock by existing stockholders in November 1995 triggered an ownership change, but that no ownership change occurred before that time. If an ownership change did occur as a result of that offering, management believes that, even as limited by the Code, the Company would use the NOLs, AMTNOLs and credits significantly earlier than their expiration and the annual limitations would not adversely impact the Company. However, if the IRS were to successfully assert that an ownership change had occurred on any date prior to November 1995 (including August 1, 1993 when the Company entered into labor agreements that provided stock for labor cost savings) our ability to use our NOLs, AMTNOLs and credits would be significantly impaired because the value of Old NWA Corp.'s stock on certain prior testing dates was relatively low. Such value would adversely affect the annual limitation described above.

    NEGATIVE NET WORTH

    As of June 30, 1999, our common stockholders' deficit was $255 million. Certain investors and lenders will not invest in or lend to, or will limit their investments in or loans to a company with a stockholders' deficit. As a result, our ability to obtain additional financing may be adversely affected.

RISK FACTORS RELATED TO THE AIRLINE INDUSTRY

    INDUSTRY CONDITIONS AND COMPETITION

    The airline industry is highly competitive. Airline profit levels are highly sensitive to adverse changes in fuel costs, average fare levels and passenger demand. Passenger demand and fare levels have historically been influenced by, among other things, the general state of the economy, international events, airline capacity and pricing actions taken by other airlines. For example, from 1990 to 1993, the weak U.S. economy, turbulent international events and extensive price discounting by carriers resulted in unprecedented losses for U.S. airlines, including us. Since then, the U.S. economy has improved and broadly available, deep price discounting has ceased. We cannot predict the extent to which these industry conditions will continue.

    Northwest's competitors include all the other major domestic airlines, as well as foreign, national, regional and new entrant airlines, some of which have more financial resources or lower cost structures than Northwest. Northwest uses yield inventory management systems to vary the number of discount seats offered on each flight in an effort to maximize revenues while remaining price competitive with lower-cost carriers. These competitors' low-cost fares could affect our operating results.

    In recent years, the major U.S. airlines have formed marketing alliances with other U.S. and foreign airlines. Such alliances generally provide for "code-sharing," frequent flyer program reciprocity, coordinated scheduling of flights to permit convenient connections and other joint marketing activities. Such arrangements permit an airline to market flights operated by other alliance members as its own. This increases the destinations, connections and frequencies offered by the airline, which provide an opportunity to increase traffic on that airline's segment of flights connecting with alliance partners. Other major U.S. airlines have alliances or planned alliances that may be more extensive than Northwest's alliances. We cannot predict the extent to which we will be disadvantaged by competing alliances.

    AIRCRAFT FUEL

    Because fuel costs are a significant portion of our operating costs (11.9% for 1998), significant changes in fuel costs would materially affect our operating results. Fuel prices continue to be susceptible to, among other factors, political events, and we cannot control near or longer-term fuel prices. We may experience higher fuel prices or have to curtail scheduled services due to a fuel supply shortage that may result from a disruption of oil imports or other events. A one cent change in the cost of a gallon of fuel (based on 1998 consumption) would impact our operating expenses by approximately $1.6 million per month. Changes in fuel prices may have a greater impact on Northwest than some of its competitors because of the composition of its fleet.

    REGULATORY MATTERS

    Airlines are subject to extensive regulatory requirements. In the last several years, the FAA has issued a number of maintenance directives and other regulations. These requirements impose substantial costs on airlines. We expect to continue to incur expenditures to comply with the FAA's noise and aging aircraft regulations.

    Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. Congress and the Department of Transportation have also proposed the regulation of airlines' actions taken in response to their competitors' activities. Restrictions on the ownership and transfer of airline routes and takeoff and landing slots have also been proposed. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities may not be available. We cannot assure you that laws or regulations enacted in the future will not adversely affect us.

                                USE OF PROCEEDS

    We will use the net proceeds from the sale of the bonds for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth the capitalization of NWA Corp. on a consolidated basis at June 30, 1999. The table should be read in conjunction with NWA Corp.'s consolidated financial statements and the notes thereto incorporated by reference in the accompanying prospectus. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

                                                                                                     AT JUNE 30,
                                                                                                        1999
                                                                                                   ---------------
                                                                                                    (IN MILLIONS)
Cash, cash equivalents and unrestricted short-term investments...................................     $     618
                                                                                                        -------
                                                                                                        -------
Short-term debt:
  Short-term borrowings..........................................................................     $      12
  Current maturities of long-term debt...........................................................           330
  Current obligations under capital leases.......................................................            57
                                                                                                        -------
      Total short-term debt......................................................................     $     399
                                                                                                        -------
                                                                                                        -------
Long-term debt and capital lease obligations:
  Revolving credit facilities....................................................................     $     425
  Equipment pledge notes.........................................................................           195
  Secured notes due through 2009.................................................................           349
  Sale-leaseback financing obligations...........................................................           223
  Unsecured notes due 2004 through 2008..........................................................           846
  NWA Trust No. 1 Notes..........................................................................           171
  NWA Trust No. 2 Notes..........................................................................           246
  Long-term obligations under capital leases.....................................................           569
  Term loans.....................................................................................           160
  Secured notes due through 2016.................................................................           240
  Aircraft notes.................................................................................           826
  Other..........................................................................................           158
                                                                                                        -------
      Total long-term debt and capital lease obligations.........................................         4,408
                                                                                                        -------
                                                                                                        -------
Mandatory Redeemable Preferred Security of Subsidiary Which Holds Solely
  Non-Recourse Obligation of Company.............................................................           527
Series C Preferred Stock, $.01 par value; 25,000,000 shares authorized; 5,410,794 shares issued
  and outstanding................................................................................           251
Common stockholders' equity (deficit):
  Common Stock, $.01 par value; 315,000,000 shares authorized; 109,290,169 shares issued.........             1
  Additional paid-in capital.....................................................................         1,432
  Accumulated deficit............................................................................          (558)
  Accumulated other comprehensive income.........................................................            25
  Treasury stock; 27,655,323 shares..............................................................        (1,155)
                                                                                                        -------
      Total common stockholders' equity (deficit)................................................          (255)
                                                                                                        -------
      Total capitalization.......................................................................     $  (4,931)
                                                                                                        -------
                                                                                                        -------

                                  THE COMPANY

    NWA Corp. is the indirect parent corporation of Northwest. Northwest operates the world's fourth largest airline (as measured by strike adjusted 1998
RPMs) and is engaged in the business of transporting passengers and cargo. Northwest's business focuses on the development of a global airline network through its strategic assets that include:

    - domestic hubs at Detroit, Minneapolis/St. Paul and Memphis;

    - an extensive Pacific route system with hubs at Tokyo and Osaka;

    - a trans-Atlantic alliance with KLM Royal Dutch Airlines ("KLM"), which operates through a hub in Amsterdam and, subject to regulatory approvals, with Alitalia which operates through hubs in Rome and Milan; and

    - a global alliance with Continental.

RECENT ALLIANCE DEVELOPMENTS

    During 1998, Northwest and Continental entered into a thirteen-year global strategic commercial alliance that connects the two carriers' networks and includes extensive code-sharing, frequent flyer program reciprocity and other cooperative activities. The airlines will continue operating their two networks under separate identities. The combined network will result in a domestic presence comparable to that of either United Air Lines ("UNITED") or American Airlines, Inc. (based on 1998 ASMs), provide Northwest access to Latin America and increase its Pacific presence.

    In December 1998, Northwest and Continental began implementing their alliance. Since then, they have initiated code-sharing to several points in Asia, Canada, Central America and the Caribbean and to many domestic cities. Northwest anticipates that it will continue to add additional code-sharing with Continental in 1999; however, further international code-sharing is subject to certain regulatory approvals. Through increased domestic and international connections, Northwest has increased its market share and enhanced its revenue. Other joint activities to be implemented include airport facility coordination, joint purchasing, certain coordinated sales programs, and the inclusion of Continental in Northwest's trans-Atlantic joint venture alliance with KLM. Through combined purchasing power and increased efficiencies in airport operations, Northwest also anticipates reducing its operating costs.

    In November 1998, KLM and Alitalia announced a strategic commercial alliance and began code-sharing. KLM and Alitalia are developing a European multi-hub network based in Amsterdam, Rome and Milan. Continental and Alitalia currently code-share between the U.S. and Italy. In May 1999, Northwest, KLM and Alitalia announced that Alitalia will join the Northwest/KLM trans-Atlantic joint venture alliance. As part of this alliance, the three airlines have jointly applied to the DOT for immunity from the U.S. antitrust laws. If consummated, the addition of Alitalia and Continental to the Northwest/KLM trans-Atlantic joint venture alliance would create a combination comparable in scale and scope to other global alliances, resulting in over a 15% trans-Atlantic share (based on 1998
ASMs) with service to 48 countries.

OPERATIONS AND ROUTE NETWORK

    Northwest operates substantial domestic and international route networks and directly serves more than 150 cities in 21 countries in North America, Asia and Europe. Northwest had more than 50.5 million enplanements and flew over 66.7 billion RPMs in 1998. Northwest began operations in 1926.

    Northwest has expanded its network and provides greater service to its customers through the use of domestic and international alliances and code-share agreements with other airlines. Code-sharing is an agreement under which an airline's flights can be marketed under the two-letter designator code of another airline. By coordinating flight schedules, product development and marketing, Northwest and its alliance partners provide a global network to 90 countries and over 500 cities in the U.S., Canada, Asia, India, the South Pacific, Mexico and the Caribbean, Europe, the Middle East, Africa and Latin America.

    DOMESTIC SYSTEM

    Northwest's domestic route system serves 47 states in the U.S., the District of Columbia, Mexico, Canada and the Caribbean. Northwest operates its domestic system through its hubs at Detroit, Minneapolis/St. Paul and Memphis. The hub system gathers passengers from the hub and cities surrounding the hub and provides more frequent local and connecting service than if each route were served on a nonstop point-to-point basis. As part of its alliance with Continental, Northwest's passengers are able to connect through Continental's hubs in Newark, Houston and Cleveland to additional cities not previously served by Northwest.

    Northwest's hubs provide connections to feed traffic into its ten gateway cities for international service. Northwest operates international flights from its Detroit and Minneapolis/St. Paul hubs as well as from Anchorage, Boston, Honolulu, Las Vegas, Los Angeles, New York, Philadelphia, San Francisco, Seattle and Washington D.C. In addition, KLM operates flights to Amsterdam from Memphis, Atlanta, Chicago and Houston.

    Northwest has exclusive marketing agreements with two regional carriers:
Mesaba Aviation, Inc. ("MESABA") and Express Airlines I, Inc. ("EXPRESS"), a wholly-owned indirect subsidiary of NWA Corp. Under these agreements, these regional carriers operate their flights under the Northwest "NW" code and are identified as Northwest Airlink carriers. The primary purpose of these marketing agreements is to provide more frequent service to smaller cities, which increases connecting traffic at our hubs. Currently these carriers exclusively serve 78 airports.

    DETROIT. Northwest and Mesaba together serve over 130 cities from Detroit. For the 12 months ended June 30, 1998, Northwest and Mesaba enplaned 66% of originating passengers from this hub, while the next largest competitor enplaned 5%. Detroit, which is the sixth largest origination/ destination hub in the U.S., is Northwest's largest international gateway from the continental U.S., offering nonstop flights to 17 foreign cities, including 20 nonstop flights to Japan per week.

    MINNEAPOLIS/ST. PAUL. Northwest and Mesaba together serve over 140 cities from Minneapolis/St. Paul. For the 12 months ended June 30, 1998, Northwest and Mesaba enplaned 73% of originating passengers from this hub, while the next largest competitor enplaned 5%. Minneapolis/St. Paul is the eleventh largest origination/destination hub in the U.S.

    MEMPHIS. Northwest, Express and Mesaba together serve over 80 cities from Memphis. For the 12 months ended June 30, 1998, Northwest enplaned 56% of originating jet passengers from this hub, while the next largest competitor enplaned 23%.

    Northwest has additional marketing agreements with Alaska Airlines, Horizon Air, Trans States Airlines, Inc., America West Airlines, Inc., and Big Sky Airlines for code-sharing on some of these carriers' routes in the western U.S. The primary purpose of the arrangements with these airlines is to provide increased connections between Northwest's route network and their route networks to generate increased traffic into Northwest's domestic system and international gateways to the Pacific.

    Northwest and Mesaba together serve seven cities in Mexico, 12 cities in Canada and five cities in the Caribbean. Through its alliance with Continental, Northwest has begun code-sharing on flights to Canada, Central America and the Caribbean and, subject to foreign governmental approval, plans to implement code-sharing to Mexico. Continental serves more destinations to Mexico and Central America than any other U.S. airline.

    INTERNATIONAL SYSTEM

    Northwest has a comprehensive route network to the Pacific, providing extensive service to Japan and China, and also serves destinations to Europe and India. The Company has joint marketing alliances and code-share agreements with other foreign carriers that allow it to expand its service and enter additional markets with minimal capital outlay.

    PACIFIC. Northwest has served the Pacific market since 1947 and has one of the world's largest Pacific route networks, with over 470 weekly flights. Northwest's Pacific operations are concentrated at its Tokyo hub. Northwest has the largest slot portfolio of any non-Japanese airline at Tokyo's slot-constrained Narita International Airport, with 316 weekly takeoff and landing slots. Northwest uses its route certificate and slot portfolio to operate a network linking eight U.S. gateways and ten Asian and Micronesian destinations via Tokyo. Northwest has also developed a hub at Osaka's Kansai airport, where it holds 108 takeoff and landing slots. Northwest currently operates 49 weekly departures from Osaka, which includes service between five U.S. gateways and three Asian destinations. Effective October 31, 1999 the Company will reduce the number of weekly flights between Seattle and Osaka from seven to four.

    Northwest provides passenger service between various points in the U.S. and Japan and operates flights between Japan and Korea, Taiwan, the Philippines, Thailand, Singapore, Northern Mariana Islands, and China, including Hong Kong. Northwest's Japan presence results from the 1952 U.S.-Japan bilateral aviation agreement, as amended, which establishes rights to carry traffic between Japan and the U.S. and extensive "fifth freedom" rights between Japan and India, the South Pacific and other Asian destinations. "Fifth freedom" rights allow Northwest to operate service from any gateway in Japan to points beyond Japan and carry Japanese originating passengers. Northwest and United are the only U.S. passenger carriers that have "fifth freedom" rights from Japan. On March 14, 1998, the U.S. and Japan expanded their aviation agreement. Primary benefits of the new agreement for Northwest included unlimited rights and frequencies to operate between any point in the U.S. and Japan and the ability to code-share with Japanese carriers. The agreement confirmed and expanded Northwest's "fifth freedom" rights and the U.S. received assurances that Northwest will retain all its weekly takeoff and landing slots at Tokyo and Osaka and will have access to new slots as they become available. In 1998, the Company added nonstop service between Detroit and Nagoya, Las Vegas and Tokyo, Anchorage and Tokyo, and Nagoya and Manila. In 1999, Northwest began nonstop service between Kaohsiung, Taiwan and Osaka and Kuala Lumpur, Malaysia and Osaka.

    Northwest continues to expand its Pacific presence through additional alliances. Northwest is currently implementing an alliance with Japan Air System, which has approximately 25% of Japan's domestic traffic. The alliance includes coordinated flight connections, traffic servicing, reciprocal frequent flyer programs, code-sharing and other cooperative activities. Northwest also has code-sharing and marketing agreements with Hawaiian Airlines and Pacific Island Aviation.

    In October 1998, the Company began code-sharing with Air China as part of a minimum four-year alliance entered into in May 1998. The alliance connects the two carriers' networks and also includes frequent flyer program reciprocity and joint marketing. Northwest and Air China currently provide 17 flights each week between the U.S. and China, including five Northwest nonstop flights between Detroit and Beijing. This is the only regularly scheduled nonstop service between the U.S. and China's capital operated by a U.S. carrier. In June 1999, Northwest was tentatively awarded four additional flights under the new U.S.-China aviation agreement, with two more effective in April 2000. Northwest alliance partners, Alaska Airlines, America West Airlines and Continental, have entered into alliance agreements with Air China. Northwest and its partners collectively provide the most nonstop and one-stop service between the U.S. and China.

    On February 2, 1999, Northwest and Malaysia Airlines entered into a Memorandum of Understanding ("MOU") designed to lead to an operational and marketing alliance. The MOU provides for coordinated flight connections, code-sharing, frequent flyer program reciprocity and other coordinated activities.

    ATLANTIC. Northwest provides passenger service from seven U.S. gateway cities to Amsterdam, Paris, Frankfurt, London (Gatwick) and Oslo with 105 weekly nonstop flights. Northwest also provides service to Mumbai and Delhi, India from Amsterdam. Daily nonstop service from Minneapolis/St. Paul to Amsterdam began in April 1999. Effective October 30, 1999 the Company will suspend its Minneapolis/St. Paul-Oslo and Philadelphia-Amsterdam service.

    Northwest and KLM operate their trans-Atlantic flights pursuant to a commercial and operational joint venture alliance. Northwest and KLM have expanded their trans-Atlantic presence by operating joint service between 13 U.S. cities and Amsterdam, KLM's hub airport. Code-sharing between Northwest and KLM has been implemented on flights to 61 European, eight Middle Eastern, seven African, three Asian and over 185 U.S. cities. The Northwest/KLM joint venture alliance benefits from antitrust immunity that facilitates coordinated pricing, scheduling, product development and marketing.

    In September 1997, Northwest and KLM expanded their joint venture alliance for a minimum term of 13 years and expanded their areas of cooperation to include services between Europe and Canada, India and Mexico. In addition, the two companies plan to increase the level of cooperation between their respective cargo divisions and will explore extending their alliance to include additional partners and to further develop strategies for joint marketing and product development. In February 1998, a leading aviation trade magazine, Air Transport World, awarded its "1997 Airline of the Year" honor to the Northwest/KLM joint venture alliance.

    To further enhance Northwest's service in Europe, India, and Southeast Asia, Northwest also has marketing agreements with Eurowings, Braathens, KLM uk, KLM exel, Jet Airways Private Ltd., Kenya Airways and Martinair. KLM has similar agreements with Air Alps Aviation, Air Engiadina of Switzerland, CSA Czech, Regionale Air of France and Cyprus Airways. Northwest expects to enter into similar agreements with these airlines. Northwest has a marketing agreement with Business Express Airlines for code-sharing in the Boston area to feed its trans-Atlantic and domestic route network.

    In September 1992, the U.S. and the Netherlands entered into an "open-skies" bilateral aviation treaty which authorizes the airlines of each country to provide international air transportation between any U.S.-Netherlands city pair and to operate connecting service to destinations in other countries. Based primarily on the open-entry market created by this treaty and the limited competitive overlap between route systems, Northwest and KLM petitioned the Department of Transportation for joint immunity from the U.S. antitrust laws and, under conditions imposed by the Department of Transportation, were granted such immunity in January 1993. Northwest and KLM resubmitted their alliance agreement to the Department of Transportation in January 1998. The European Commission ("EC") has commenced a review of all trans-Atlantic airline alliances, including Northwest/KLM. The EC is considering imposing certain regulatory conditions that may restrict the areas of permissible cooperation.

    LATIN AMERICA. Through Northwest's alliance with Continental, Northwest expects to increase its presence in South America. Subject to foreign governmental approval, Northwest and Continental will begin code sharing to South America. Continental flies to eight cities in South America and offers additional connecting service through alliances with foreign carriers.

    CARGO

    In 1998, cargo accounted for 7% of the Company's operating revenues, with the majority of its cargo revenues originating in or destined for Asia. Through its Tokyo and Anchorage cargo hubs, Northwest serves most major air freight markets between the U.S. and the Pacific with eight Boeing 747 freighter aircraft. Northwest is one of only two U.S. passenger airlines to operate a dedicated all-cargo freighter fleet. In May 1999, Northwest acquired a ninth freighter, which is scheduled to enter service in September 1999.

HOLDING COMPANY REORGANIZATION

    On November 20, 1998 NWA Corp. effected a holding company reorganization. As a result, Northwest Airlines Holding Corporation (formerly known as Northwest Airlines Corporation and, prior to the reorganization, the publicly traded holding company, "OLD NWA CORP.") became a direct wholly-owned subsidiary of NWA Corp. NWA Corp. is now the publicly traded holding company, which owns directly Old NWA Corp. and indirectly the holding and operating subsidiaries of Old NWA Corp. References in this prospectus supplement to NWA Corp. for time periods prior to November 20, 1998 refer to Old NWA Corp.

                  DESCRIPTION OF THE BONDS AND PARENT GUARANTY

    THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE BONDS OFFERED (REFERRED TO IN THE ACCOMPANYING PROSPECTUS AS THE "SENIOR DEBT SECURITIES") SUPPLEMENTS THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF SENIOR DEBT SECURITIES SET FORTH IN THE ACCOMPANYING PROSPECTUS TO WHICH DESCRIPTION YOU SHOULD REFER. YOU SHOULD REFER TO THE PROSPECTUS AND THE SENIOR INDENTURE UNDER WHICH THE BONDS WILL BE ISSUED FOR THE DEFINITIONS OF CERTAIN CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT.

GENERAL

    The bonds will mature on August 15, 2039, referred to as the "MATURITY DATE," and will be limited in aggregate principal amount to $143,750,000 (if the Underwriters exercise their over-allotment option). The bonds will be issued as a single series of Senior Debt Securities under the Senior Indenture, dated as of March 1, 1997, among Northwest, Old NWA Corp. and State Street Bank and Trust Company, as trustee (the "TRUSTEE"), as supplemented by the Supplemental Indenture, dated as of November 20, 1998, among Northwest, NWA Corp., Old NWA Corp., and the Trustee and the Second Supplemental Indenture, dated as of February 25, 1999, among Northwest, NWA Corp., Old NWA Corp. and the Trustee (as so supplemented, the "SENIOR INDENTURE"). The bonds will be issued in fully registered book-entry form only, without coupons, in denominations of $25 and integral multiples thereof. Each bond will bear interest at the rate per annum shown on the cover page of this prospectus supplement from and including August 27, 1999 or from and including the most recent Interest Payment Date to which interest has been paid or provided for, payable quarterly on November 15, February 15, May 15 and August 15 of each year, commencing November 15, 1999 (each, referred to as an "INTEREST PAYMENT DATE"), to the person in whose name the bond is registered, referred to as the "HOLDER," at the close of business on the date fifteen days prior to such Interest Payment Date, referred to as the "REGULAR RECORD DATE."

    If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the interest or principal payment shall be made on the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date or the Maturity Date. Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months.

TRADING CHARACTERISTICS

    The bonds are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the bonds except as included in the trading price thereof. Any portion of the trading price of a bond received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the bonds.

OPTIONAL REDEMPTION

    Except as described below under "--Redemption for Tax Reasons," the bonds will not be redeemable prior to August 27, 2004. Thereafter, the bonds will be subject to redemption on any date at the option of Northwest, as a whole or from time to time in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the date of redemption.

REDEMPTION FOR TAX REASONS

    If as a result of:

        (A) any actual or proposed change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States, or any change in the application, official interpretation or enforcement of such laws, regulations or rulings;

        (B) any action taken by a taxing authority, which action is generally applied or is taken with respect to Northwest;

        (C) a decision rendered by a court of competent jurisdiction in the United States, whether or not such decision was rendered with respect to Northwest; or

        (D) a technical advice memorandum or letter ruling or other administrative pronouncement issued by the National Office of the United States Internal Revenue Service, on substantially the same facts as those pertaining to Northwest;

which change, amendment, action, decision, memorandum, letter ruling or pronouncement becomes effective, is proposed to become effective or is issued on or after August 27, 1999, there is a substantial likelihood that Northwest will not be entitled to deduct currently for United States federal income tax purposes the full amount of interest accrued in respect of the bonds, Northwest at its option may redeem the bonds in whole, but not in part, at any time at a redemption price equal to 100% of the principal amount of the bonds, together with interest accrued and unpaid to the date fixed for redemption. Notice of such redemption of the bonds will be given to the holders of the bonds not more than 60 nor fewer than 30 days prior to the date fixed for redemption.

GUARANTY

    NWA Corp. will unconditionally guarantee on a senior basis the due and punctual payment of principal of and interest on the bonds, when and as the same shall become due and payable, whether at the Maturity Date, by declaration of acceleration or otherwise.

BOOK-ENTRY SYSTEMS, FORM AND DELIVERY

    The bonds will be represented by one or more Global Securities registered in the name of Cede & Co., the nominee of The Depository Trust Company, as Depositary, and the provisions set forth under "Description of Debt Securities--Global Debt Securities" in the accompanying prospectus, as supplemented hereby, will apply to the bonds.

    The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants, referred to as the "Participants," deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants, referred to as the "Direct Participants," include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through, or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as the "Indirect Participants." The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

    Purchases of the bonds under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the bonds on the Depositary's records. The ownership interest of each actual purchaser of each bond, referred to as a "Beneficial Owner," is in turn to be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in bonds except in the event that use of the book-entry system for the bonds is discontinued.

    To facilitate subsequent transfers, all bonds deposited by Participants with the Depositary will be registered in the name of Cede & Co. The deposit of the bonds with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the bonds; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither the Depositary nor Cede & Co. will consent or vote with respect to the bonds. Under its usual procedures, the Depositary mails an omnibus proxy, referred to as an "Omnibus Proxy," to Northwest as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal and interest payments on the bonds will be made to Cede & Co. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of the Depositary, the underwriters, or Northwest, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of Northwest or the respective trustees. Disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    The Depositary may discontinue providing its services as securities depository with respect to the bonds at any time by giving reasonable notice to Northwest. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the bonds are required to be printed and delivered. In addition, Northwest may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, certificates will be printed and delivered.

    Northwest will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of the Depositary, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the bonds, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the Beneficial Owners.

    The Depositary's management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its Participants and other members of the financial community that it has developed and is implementing a program so that its security holders, book-entry deliveries and settlements of trades within the Depositary, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. In addition, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, the Depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed its Participants and other members of the financial community that it is contacting, and will continue to contact, third party vendors from whom the Depositary acquires services to (1) impress upon them the importance of such services being Year 2000 compliant and (2) determine the extent of their efforts for year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.

    The information contained in this prospectus supplement under the caption "Description of the Bonds and Parent Guaranty--Book-Entry System, Form and Delivery" concerning the Depositary and the Depositary's book-entry system has been obtained from sources that Northwest believes to be reliable. Neither Northwest, the Trustee nor the underwriters, dealers or agents take responsibility for the accuracy or completeness of such information.

                                  UNDERWRITERS

    Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof (the "UNDERWRITING AGREEMENT") among NWA Corp., Northwest and the Underwriters listed below (the "UNDERWRITERS"), Northwest has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase the principal amount of bonds set forth opposite its name below:

                                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                                       OF BONDS
----------------------------------------------------------------------------  ----------------
Morgan Stanley & Co. Incorporated...........................................   $   14,875,000
Goldman, Sachs & Co.........................................................       14,800,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................................       14,800,000
PaineWebber Incorporated....................................................       14,800,000
Prudential Securities Incorporated..........................................       14,800,000
Salomon Smith Barney Inc....................................................       14,800,000
Banc of America Securities LLC..............................................        9,250,000
U.S. Bancorp Piper Jaffray Inc..............................................        9,250,000
ABN AMRO Incorporated.......................................................          750,000
A.G. Edwards & Sons, Inc....................................................          750,000
Bear, Stearns & Co. Inc.....................................................          750,000
Dain Rauscher Incorporated..................................................          750,000
Deutsche Bank Securities Inc................................................          750,000
Everen Securities, Inc......................................................          750,000
First Union Capital Markets Corp............................................          750,000
Schroder & Co. Inc..........................................................          750,000
SG Cowen Securities Corporation.............................................          750,000
Advest, Inc.................................................................          375,000
Robert W. Baird & Co. Incorporated..........................................          375,000
BB&T Capital Markets, A Division of Scott & Stringfellow....................          375,000
J.C. Bradford & Co..........................................................          375,000
Crowell, Weedon & Co........................................................          375,000
Davenport & Company LLC.....................................................          375,000
Fahnestock & Co. Inc........................................................          375,000
Ferris, Baker Watts, Incorporated...........................................          375,000
Fifth Third Securities, Inc.................................................          375,000
First Albany Corporation....................................................          375,000
Gibraltar Securities Co.....................................................          375,000
Gruntal & Co., L.L.C........................................................          375,000
Janney Montgomery Scott Inc.................................................          375,000
John G. Kinnard and Company, Incorporated...................................          375,000
Legg Mason Wood Walker, Incorporated........................................          375,000
Mesirow Financial, Inc......................................................          375,000
Miller, Johnson & Kuehn, Incorporated.......................................          375,000
Morgan Keegan & Company, Inc................................................          375,000
Parker/Hunter Incorporated..................................................          375,000
Pershing/A Division of Donaldson, Lufkin & Jenrette.........................          375,000
Raymond James & Associates, Inc.............................................          375,000
The Robinson-Humphrey Company, LLC..........................................          375,000
Roney & Co..................................................................          375,000
Southwest Securities, Inc...................................................          375,000
Sterne, Agee & Leach, Inc...................................................          375,000
Stifel, Nicolaus & Company, Incorporated....................................          375,000
Tucker Anthony Incorporated.................................................          375,000
Wachovia Securities, Inc....................................................          375,000
Wedbush Morgan Securities...................................................          375,000
                                                                              ----------------
    Total...................................................................   $  125,000,000
                                                                              ----------------
                                                                              ----------------

    The Underwriting Agreement provides that the obligation of the several Underwriters to pay for and accept delivery of the bonds is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the bonds if any are taken.

    The Underwriters initially propose to offer part of the bonds directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at such price less a concession not in excess of $0.50 per $25 bond. Any Underwriter may allow, and any such dealer may reallow, a concession to certain other dealers not to exceed $0.45 per $25 bond. After the bonds are released to the public, the offering price and other selling terms may from time to time be varied by the Underwriters named on the cover page of this prospectus supplement.

    Northwest has granted the Underwriters an option, exercisable until September 17, 1999 to purchase up to an additional $18,750,000 aggregate principal amount of bonds at the public offering price set forth on the cover page of this prospectus supplement. The Underwriters may exercise the option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the bonds. To the extent the option is exercised, each Underwriter will become obligated to purchase approximately the same percentage of the additional bonds as the Underwriter purchased in the original offering.

    Northwest and NWA Corp. have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The bonds are a new issue of securities with no established trading market. The bonds are expected to be listed on the New York Stock Exchange, subject to official notice of issuance. Trading of the bonds on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the bonds. Northwest has been advised by the Underwriters that they intend to make a market in the bonds, however, they are not obligated to do so and may discontinue the market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

    In order to facilitate the offering of the bonds, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the bonds for their own account. In addition, to cover overallotments or to stabilize the price of the bonds, the Underwriters may bid for, and purchase, the bonds in the open market. Finally, the Underwriters syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the bonds in this offering, if the syndicate repurchases previously distributed bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the bonds above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    Certain of the Underwriters and their respective affiliates have, from time to time, performed various investment or commercial banking and financial advisory services for the Company.

                                 LEGAL MATTERS

    The validity of the bonds offered hereby will be passed upon for NWA Corp. and Northwest by Simpson Thacher & Bartlett, New York, New York, and for the Underwriters by Shearman & Sterling, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett will rely as to matters of Minnesota law on an opinion from the Office of the General Counsel of NWA Corp. and Northwest.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited NWA Corp.'s consolidated financial statements and schedule included in NWA Corp.'s Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in the prospectus accompanying this prospectus supplement. NWA Corp.'s consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PROSPECTUS

                                 $1,500,000,000

                            NORTHWEST AIRLINES, INC.

            DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES

                               ------------------

 Payment of Principal, Premium, if any, and Interest Fully and Unconditionally
                                 Guaranteed by

                         NORTHWEST AIRLINES CORPORATION

                                ---------------

    Northwest Airlines, Inc. may from time to time offer its debt securities and warrants to purchase debt securities. The debt securities will be fully and unconditionally guaranteed by Northwest Airlines Corporation, the indirect parent of Northwest Airlines, Inc.

    When we decide to sell a particular series of securities, we will provide specific terms of the offered securities in a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------

                  The date of this prospectus is June 7, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
About this Prospectus......................................................................................           2
Incorporation of Certain Documents by Reference............................................................           3
Disclosure Regarding Forward-looking Statements............................................................           3
The Company................................................................................................           4
Use of Proceeds............................................................................................           4
Ratio of Earnings to Fixed Charges.........................................................................           4
Description of Debt Securities.............................................................................           5
Description of Warrants....................................................................................          18
Plan of Distribution.......................................................................................          20
Legal Opinions.............................................................................................          21
Experts....................................................................................................          21

    YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NORTHWEST AIRLINES, INC. WILL OFFER TO SELL THE SECURITIES AND SEEK OFFERS TO BUY THE SECURITIES, ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALES OF THE SECURITIES.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of registration statements that we filed with the Securities and Exchange utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of debt securities and warrants to purchase debt securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

    This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under "Incorporation of Certain Documents by Reference."

    This prospectus does not contain all of the information in the registration statements. Statements we make in this prospectus about the contents of any contract, agreement or other document are not necessarily complete. If that contract, agreement or other document has been filed as an exhibit to the registration statements, we refer you to the exhibit for a more complete description. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

    In this prospectus, "Northwest" refers to Northwest Airlines, Inc., "NWA Corp." to Northwest Airlines Corporation and the "Company," "we," "us" or "our" to NWA Corp. and its consolidated subsidiaries.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    NWA Corp. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the internet at the SEC's web site at http://www.sec.gov. Northwest is not required to file separate reports, proxy and information statements or other information with the SEC pursuant to the Securities Exchange Act of 1934. Instead, we have provided information with respect to Northwest, to the extent required, in filings made by NWA Corp.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we complete our offering of the securities:

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

    - Current Reports on Form 8-K filed on January 22, 1999, February 24, 1999 and April 19, 1999.

    You may request a copy of these filings (other than exhibits to them) at no cost, by writing or telephoning us at the following address:

       Secretary's Office
       Northwest Airlines Corporation
       5101 Northwest Drive, Dept. A1180
       St. Paul, Minnesota 55111-3034
       Telephone: (612) 726-2111

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements are typically identified by the words "may," "will," "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. Actual results could differ materially from those contemplated by these forward-looking statements as a result of a number of factors. It is not reasonably possible to itemize all of the many factors and specific events that could affect the outlook of an airline operating in the global economy. Some factors that could significantly impact expected capacity, load factors, revenues, expenses and cash flows include the airline pricing environment, fuel costs, labor negotiations both at the Company and other carriers, low-fare carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuation, inflation, the general economic environment in the U.S. and other regions of the world and other factors discussed herein.

    In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this prospectus will in fact be realize. Potential investors are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the factors described above.

                                  THE COMPANY

    Northwest, the principal wholly-owned indirect subsidiary of NWA Corp., operates the world's fourth largest airline (as measured by 1997 revenue passenger miles ("RPMs")) and engages principally in commercial transportation of passengers and cargo. Northwest's business focuses on the development of a global airline network through its strategic assets that include:

    - domestic hubs at Detroit, Minneapolis/St. Paul and Memphis;

    - an extensive Pacific route system with hubs at Tokyo and Osaka;

    - a transatlantic alliance with KLM Royal Dutch Airlines which operates through a hub in Amsterdam and, subject to regulatory approvals, with Alitalia which operates through hubs in Rome and Milan; and

    - a global alliance with Continental Airlines, Inc.

    Northwest operates substantial domestic and international route networks and directly serves more than 150 cities in 21 countries in North America, Asia and Europe. Northwest had more than 50.5 million enplanements and flew over 66.7 billion RPMs in 1998. Northwest began operations in 1926.

    On November 20, 1998, NWA Corp. effected a holding company reorganization. As a result, Northwest Airlines Holdings Corporation (formerly known as Northwest Airlines Corporation and, prior to the reorganization, the publicly traded holding company, "Old NWA Corp.") became a direct wholly-owned subsidiary of NWA Corp. NWA Corp. is now the publicly traded holding company, which owns directly Old NWA Corp. and indirectly the holding and operating subsidiaries of Old NWA Corp. References in this prospectus to NWA Corp. for time periods prior to November 20, 1998 refer to Old NWA Corp.

    Our principal executive offices are located at 2700 Lone Oak Parkway, Eagan, Minnesota 55121; our mailing address is 5101 Northwest Drive, St. Paul, Minnesota 55111-3034 and our telephone number is (612) 726-2111.

                                USE OF PROCEEDS

    Unless the applicable prospectus supplement indicates otherwise, net proceeds from the sale of the offered securities will be added to Northwest's working capital. We will use the proceeds for general corporate purposes, including the repayment of outstanding indebtedness and financing of capital expenditures. We do not currently expect to discharge any indebtedness or finance any capital expenditures with the proceeds of the sale of the offered securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    We have set forth below the ratio of earnings to fixed charges for NWA Corp. and its consolidated subsidiaries for the periods indicated. The ratio of earnings to fixed charges represents the number of times that fixed charges were covered by earnings. In computing the ratio, earnings represent consolidated earnings (loss) before income taxes, cumulative effect of accounting change and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (including capitalized interest), one-third of rental expense, which is considered representative of the interest factor, and amortization of debt discount and expense.

                                                           THREE MONTHS ENDED
                YEAR ENDED DECEMBER 31,                        MARCH 31,
-------------------------------------------------------  ----------------------
1994         1995       1996       1997        1998        1998        1999
---------  ---------  ---------  ---------     -----     ---------     -----
1.88.....       1.90       2.74       3.05         (a)        2.01         (b)

------------------------

(a) Earnings were inadequate to cover fixed charges by $452 million for the year ended December 31, 1998.

(b) Earnings were inadequate to cover fixed charges by $69 million for three months ended March 31, 1999.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities offered pursuant to this prospectus ("Debt Securities") may be issued as unsecured and unsubordinated debt securities ("Senior Debt Securities") or as unsecured and subordinated debt securities ("Senior Subordinated Debt Securities"). The following description of the terms of the Debt Securities summarizes certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The applicable prospects supplement will describe the particular terms and provisions of the Debt Securities offered by that prospectus supplement and the application of these general terms and provisions to them.

    The Senior Debt Securities will be issued under an Indenture among Northwest, as issuer, NWA Corp., as guarantor, Old NWA Corp. and State Street Bank and Trust Company, as trustee (the "Trustee") (the "Senior Indenture"). The Senior Subordinated Debt Securities are to be issued under an Indenture among Northwest, as issuer, NWA Corp., as guarantor, and the Trustee (the "Subordinated Indenture"). We refer to the Senior Indenture and the Subordinated Indenture each as an "Indenture" and together as the "Indentures." A copy of the form of each Indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

    Northwest may offer a series of Debt Securities at the same time that it makes an offer of warrants ("Warrants") to purchase an additional portion of the same or another series of Debt Securities. Northwest also may offer Warrants to purchase a series of Debt Securities independently of any offering of Debt Securities. See "Description of Warrants."

    The statements in this prospectus relating to the Debt Securities and the Indentures are summaries. You should refer to the Indentures for the complete terms of the Debt Securities and the Indentures, including the definitions of certain capitalized terms in this prospectus. Where we make no distinction between the Senior Debt Securities and the Senior Subordinated Debt Securities or between the Senior Indenture and the Subordinated Indenture, those summaries refer to any Debt Securities and either Indenture. Whenever we refer to particular defined terms of the Indentures in this prospectus or in a prospectus supplement, those defined terms are incorporated by reference in this prospectus or in that prospectus supplement.

    The applicable prospectus supplement will set forth the anticipated market for the Debt Securities and the specific use of proceeds of an offering of them.

    TO THE EXTENT THAT ANY PROVISION IN ANY PROSPECTUS SUPPLEMENT IS INCONSISTENT WITH ANY PROVISION IN THIS SUMMARY, THE PROVISION OF THE PROSPECTUS SUPPLEMENT WILL CONTROL.

GENERAL

    The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued under those Indentures. Northwest may issue from time to time Debt Securities in one or more series under those Indentures. The Senior Debt Securities will be unsecured and unsubordinated obligations of Northwest and will rank equally with all other unsecured and unsubordinated indebtedness of Northwest. The Senior Subordinated Debt Securities will be unsecured obligations of Northwest and, as set forth below under "Subordination of Senior Subordinated Debt Securities," will be subordinated in right of payment to all Senior Indebtedness of Northwest.

    You should refer to the prospectus supplement which accompanies this prospectus for a description of the specific series of Debt Securities that Northwest is offering by that prospectus supplement or, if Northwest is offering Warrants, the Debt Securities that it will issue upon exercise of those Warrants. These terms may include:

        (1) the specific designation of the Debt Securities, including whether they are Senior Debt Securities or Senior Subordinated Debt Securities;

        (2) any limit upon the aggregate principal amount of the Debt
    Securities;

        (3) the maturity date or dates of the principal of the Debt Securities or the method of determining the maturity date or dates;

        (4) the rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest, if there is any interest, or the method of calculating the interest rate or rates;

        (5) the date or dates on which interest, if any, will accrue or the method of determining that date or dates;

        (6) the date or dates on which interest, if any, will be payable and the record date or dates for the interest payment date or dates;

        (7) the place or places where principal of or, premium, if any, and interest, if any, on the Debt Securities will be payable;

        (8) if Northwest may redeem, at its option, the Debt Securities in whole or in part, (A) the period or periods, (B) the price or prices, (C) the currency or currencies (including currency units) and (D) the terms and conditions for the optional redemption or redemptions;

        (9) if Northwest is obligated to redeem or purchase the Debt Securities in whole or in part, pursuant to any sinking fund or similar provisions, upon the happening of specified events or at the option of a holder of the Debt Securities, (A) the period or periods, (B) the price or prices and (C) the terms and conditions for the mandatory redemption or redemptions;

        (10) the denominations of the Debt Securities that Northwest is authorized to issue;

        (11) regarding the currency or currency units,

           - the currency or currency units for which the Debt Securities may be purchased or in which the Debt Securities may be denominated, and/or

           - the currency or currency units in which principal of, premium, if any, and /or interest, if any, on the Debt Securities will be payable or redeemable, and

           - whether Northwest or the holders of any Debt Securities may elect to pay or receive payments in a currency or currency units other than the currency in which the Debt Securities are stated to be payable or redeemable;

        (12) if other than the principal amount, the portion of the principal amount of the Debt Securities which will be payable upon declaration of the acceleration of the maturity, or the method by which that portion will be determined;

        (13) the person to whom any interest on any Debt Security will be payable, if other than the person in whose name that Debt Security is registered on the applicable record date;

        (14) any addition to, or modification or deletion of, any Event of Default or any covenant of Northwest or NWA Corp. specified in the Indenture with respect to the Debt Securities;

        (15) the application, if any, of the means of defeasance or covenant defeasance specified for the Debt Securities and coupons, if any;

        (16) whether the Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

        (17) the terms and conditions relating to Warrants issued by Northwest, if any, in connection with or for the purchase of the Debt Securities;

        (18) any index used to determine the amount of payments of principal of, and premium, if any, and interest, if any, on the Debt Securities;

        (19) any provisions relating to the exchange of the Debt Securities; and

        (20) any other special terms of the Debt Securities.

    Unless the applicable prospectus supplement specifies otherwise, the Debt Securities will not be listed on any securities exchange.

    Unless the applicable prospectus supplement specifies otherwise, Northwest will issue Debt Securities in fully registered form without coupons. If Northwest issues Debt Securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to those Debt Securities and to payment on and transfer and exchange of those Debt Securities. Bearer Securities will be transferable by delivery.

    Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain Federal income tax consequences and special considerations applicable to those Debt Securities will be described in the applicable prospectus supplement.

    The applicable prospectus supplement also will set forth the foreign currency or currency units and describe the restrictions, elections, certain Federal income tax considerations, specific terms and other information with respect to the issue of Debt Securities, if:

        - the purchase price of any Debt Securities is payable in one or more foreign currencies or currency units,

        - any Debt Securities are denominated in one or more foreign currencies or currency units, or

        - the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units.

DENOMINATIONS, PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

    Northwest will issue Registered Securities in denominations of $1,000 and integral multiples of $1,000, and Bearer Securities in denominations of $5,000. In each case, Northwest may issue Debt Securities in other denominations and currencies as may be in the terms of the Debt Securities of any particular series. Subject to any applicable laws or regulations, Northwest will make payments on the Debt Securities in the designated currency at the designated office or agency of Northwest, unless the applicable prospectus supplement sets forth otherwise. However, Northwest at its option may make interest payments, if any, on Debt Securities in registered form:

        - by checks mailed by the Trustee to the holders of Debt Securities entitled to interest payments at their registered addresses, or

        - by wire transfer to an account maintained by the Person entitled to interest payments as specified in the Register.

Unless the applicable prospectus supplement indicates otherwise, Northwest will pay any installment of interest on Debt Securities in registered form to the Person in whose name the Debt Security is registered at the close of business on the regular record date for that installment of interest.

    Subject to any applicable laws and regulations, Northwest will make payments on Debt Securities in bearer form in the currency and in the manner designated in the applicable prospectus supplement at the paying agencies outside the United States as it may appoint from time to time. The applicable prospectus supplement will name the paying agents outside the United States initially appointed by

Northwest for a series of Debt Securities. Northwest may at any time designate additional paying agents or rescind the designation of any paying agents. However, if Debt Securities of a series are issuable as Registered Securities, Northwest will be required to maintain at least one paying agent in each Place of Payment for that series, and if Debt Securities of a series are issuable as Bearer Securities, Northwest will be required to maintain a paying agent in a Place of Payment outside the United States where the Debt Securities of that series and any related coupons may be presented and surrendered for payment. In connection with the payment of the principal of, premium, if any, and interest, if any, on the Debt Security, Northwest will have the right to require a holder of any Debt Security to certify information to Northwest. In the absence of that certification, Northwest will be entitled to rely on any legal presumption to enable Northwest to determine its duties and liabilities, if any, to deduct or withhold taxes, assessments or governmental charges from that payment.

    Unless the applicable prospectus supplement sets forth otherwise, Registered Securities will be transferable or exchangeable at the agency of Northwest designated by it from time to time. Debt Securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange.

    If Northwest redeems any Debt Securities in part, Northwest will not be required:

        (1) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of the series to be redeemed and ending at the close of business on

           - the day of mailing of the relevant notice of redemption, if the Debt Securities of that series are issuable only as Registered Securities,

           - the day of the first publication of the relevant notice of redemption, if the Debt Securities of that series are issuable only as Bearer Securities, or

           - the day of mailing of the relevant notice of redemption, if the Debt Securities of that series are issuable both as Bearer Securities and as Registered Securities and there is no publication;

        (2) to register the transfer or exchange of any Registered Securities, or their portion, called for redemption or otherwise surrendered for repayment, except the unredeemed or unrepaid portion of any Registered Security being redeemed or repaid in part; or

        (3) to exchange any Bearer Security called for redemption, except to exchange that Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES

    As set forth in the Subordinated Indenture, the obligation of Northwest to pay the principal of, premium, if any, and interest, if any, on the Senior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness of Northwest. The Senior Subordinated Debt Securities will rank equally with any future Indebtedness of Northwest which by its terms states that it will rank equally with the Senior Subordinated Debt Securities. The Senior Subordinated Debt Securities will rank senior to all other existing and future subordinated Indebtedness or other subordinated obligations of Northwest. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described in this prospectus.

    "Senior Indebtedness" of Northwest means all Indebtedness of Northwest (other than the Senior Subordinated Debt Securities) unless the Indebtedness, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or equal with the Senior Subordinated Debt Securities. Senior Indebtedness, however, does not include:

        (a) any Indebtedness, guarantee or other obligation of Northwest that is subordinated or junior in any respect to any other Indebtedness of Northwest, or

        (b) any Indebtedness of Northwest to any of its Subsidiaries or to any Person of which Northwest is a Subsidiary.

    "Indebtedness" of any Person means, without duplication, the principal of, premium, if any, and any accrued and unpaid interest (including post-petition interest, whether or not allowable as a claim in bankruptcy) on:

        (1) indebtedness of that Person for money borrowed;

        (2) guarantees by that Person of indebtedness for money borrowed by any other Person;

        (3) indebtedness of that Person evidenced by notes, debentures, bonds or other instruments of indebtedness, for payment of which that Person is responsible or liable;

        (4) obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

        (5) obligations of that Person under Capital Leases and Flight Equipment leases;

        (6) obligations under interest rate and currency swaps, caps, collars options, forward or spot contracts or similar arrangements or with respect to foreign currency hedges or aircraft fuel hedges;

        (7) commitment and other bank financing fees under contractual obligations associated with bank debt;

        (8) any indebtedness representing the deferred and unpaid purchase price of any property or business; and

        (9) all deferrals, renewals, extensions and refundings of any of these indebtedness or obligations.

However, Indebtedness does not include:

        (a) amounts owed to trade creditors in the ordinary course of business,

        (b) nonrecourse indebtedness secured by real property located outside the United States, or

        (c) operating lease rental payments (other than Flight Equipment lease rental payments) in the ordinary course of business.

    Northwest may not pay the principal of, premium, if any, or interest on the Senior Subordinated Debt Securities or deposit pursuant to the provisions described under "Defeasance" below if:

        (1) any Senior Indebtedness is not paid when due (following the expiration of any applicable grace period); or

        (2) any other default on Senior Indebtedness occurs and the maturity of any Senior Indebtedness is accelerated in accordance with its terms,

unless, in either case,

        (a) the failure to pay or the acceleration relates to Senior Indebtedness in an aggregate amount equal to or less than $20 million;

        (b) the default has been cured or waived or has ceased to exist;

        (c) the acceleration has been rescinded; or

        (d) the Senior Indebtedness has been paid in full.

A failure to make any payment with respect to the Senior Subordinated Debt Securities as a result of the foregoing provisions will not limit the right of the holders of the Senior Subordinated Debt Securities to accelerate the maturity as a result of the payment default.

    If any distribution of the assets of Northwest is made upon any dissolution, total or partial liquidation or reorganization of or similar proceeding relating to Northwest, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment. Because of this subordination, in the event of insolvency, creditors of Northwest who are holders of Senior Indebtedness or of other unsubordinated Indebtedness may recover more, ratably, than the holders of the Senior Subordinated Debt Securities.

THE PARENT GUARANTY

    NWA Corp. will unconditionally guarantee, pursuant to the Indentures, the due and punctual payment of the principal of, premium, if any, and interest, if any, on the Debt Securities when they become due, whether by acceleration or otherwise. The Parent Guaranty will be enforceable without any need first to enforce Debt Securities against Northwest. As set forth in the Subordinated Indenture, the Parent Guaranty of the Senior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness of NWA Corp. The terms of the subordination will parallel the subordination terms applicable to the Senior Subordinated Debt Securities as set forth above under "Subordination of Senior Subordinated Debt Securities." For purposes of the Parent Guaranty, Senior Indebtedness of NWA Corp. means all Indebtedness of NWA Corp. other than the Parent Guaranty, unless the Indebtedness, by its terms or by the terms of the instrument creating or evidencing it, is subordinate in right of payment to or equal with the Parent Guaranty. However, the Senior Indebtedness of NWA Corp. does not include any Indebtedness of NWA Corp. to any of its subsidiaries. The Parent Guaranty of the Senior Subordinated Debt Securities will rank equally with any future Indebtedness of NWA Corp. which by its terms states that it will rank equally with the Parent Guaranty of the Senior Subordinated Debt Securities. The Parent Guaranty of the Senior Subordinated Debt Securities will rank senior to all other existing and future subordinated Indebtedness or other subordinated obligations of NWA Corp.

GLOBAL DEBT SECURITIES

    Northwest may issue Debt Securities of a series in whole or in part as one or more fully registered global securities (a "Registered Global Security") that will be deposited with a depositary (the "Depositary") or with a nominee for the Depositary identified in the applicable prospectus supplement. In that case, Northwest will issue one or more Registered Global Securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by those Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Registered Global Security may not be registered for transfer or exchange except in the circumstances described in the applicable prospectus supplement and except as a whole,

        - by the Depositary for the Registered Global Security to a nominee of that Depositary,

        - by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or

        - by the Depositary or any nominee of the Depositary to a successor Depositary for that series or a nominee of the successor Depositary.

    The applicable prospectus supplement will describe the specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security. Northwest expects that the following provisions will apply to depositary arrangements.

    Upon the issuance of any Registered Global Security and the deposit of that Registered Global Security with or on behalf of the Depositary for that Registered Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by that Registered Global Security to the accounts of institutions ("participants") that have accounts with the Depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the Debt Securities or by Northwest, if Northwest directly offers and sells the Debt Securities. Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Registered Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary for that Registered Global Security or by its nominee. Ownership of beneficial interests in a Registered Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These limitations and laws may impair the ability to transfer beneficial interests in the Registered Global Securities.

    So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of that Registered Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by that Registered Global Security for all purposes under the Indentures. Unless the applicable prospectus supplement specifies otherwise and except as specified below, owners of beneficial interests in a Registered Global Security will not be entitled to have Debt Securities of the series represented by that Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of that series in certificated form and will not be considered the holders of the Debt Securities for any purposes under the Indentures. Accordingly, each person who owns a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indentures. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indentures. Northwest understands that, under existing industry practices, if Northwest requests any action of holders or an owner of a beneficial interest in a Registered Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indentures, the Depositary would authorize the participants to give the notice or take the action, and participants would authorize beneficial owners who own through the participants to give the notice or take the action or would otherwise act upon the instructions of beneficial owners who own through them.

    Unless the applicable prospectus supplement specifies otherwise, payments with respect to principal, premium, if any, and interest, if any, on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of the Registered Global Security.

    Northwest expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Registered Global Security as shown on the records of the Depositary. Northwest also expects that payments by participants to owners of beneficial interests in a Registered

Global Security held through the participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of the participants. None of Northwest, NWA Corp., Old NWA Corp., the Trustee or any agent of Northwest shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Registered Global Security, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    Unless the applicable prospectus supplement specifies otherwise, if the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by Northwest within ninety days, Northwest will issue those Debt Securities in definitive certificated form in exchange for that Registered Global Security. In addition, Northwest may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in that event, will issue Debt Securities of that series in definitive certificated form in exchange for all of the Registered Global Securities representing those Debt Securities. Further, if Northwest so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Registered Global Security representing Debt Securities of that series may, on terms acceptable to Northwest and the Depositary for that Registered Global Security, receive Debt Securities of that series in definitive form registered in the name of that beneficial owner or its designee.

CONSOLIDATION, MERGER OR SALE BY NORTHWEST OR NWA CORP.

    Each Indenture provides that neither Northwest nor NWA Corp. may merge or consolidate with or into any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, unless:

        (1) (A) in the case of a merger or consolidation, Northwest or NWA Corp. is the surviving corporation, as the case may be, or

          (B) (i) in the case of a merger or consolidation where Northwest or NWA Corp. is not the surviving corporation or (ii) in the case of the sale, conveyance or other disposition of all or substantially all of the assets,

           - the resulting, successor or acquiring Person is a corporation organized and existing under the laws of the United States of America or its State or the District of Columbia, and

           - that corporation expressly assumes by supplemental indenture all the obligations of Northwest under the Debt Securities, any related coupons and the Indentures, or all the obligations of NWA Corp. under the Parent Guaranty and the Indentures, as the case may be;

        (2) immediately after giving effect to the merger or consolidation, or the sale, conveyance, transfer, lease or other disposition (including, without limitation, any Debt directly or indirectly incurred or anticipated to be incurred in connection with or in respect of that transaction), no Default or Event of Default will have occurred and be continuing; and

        (3) certain other conditions are met.

    If a successor corporation assumes the obligations of Northwest or NWA Corp., as the case may be, then that successor corporation will succeed to and be substituted for Northwest or NWA Corp., as the case may be, under the Indentures and under the Debt Securities and any related coupons or under the Parent Guaranty, as the case may be, and all obligations of Northwest or NWA Corp., as the case may be, will terminate. If any permitted consolidation, merger, sale, conveyance, disposition or other change of control transaction (including a highly leveraged transaction), the holders of the Debt Securities will not have the right to require redemption of those Debt Securities or similar rights unless the applicable prospectus supplement sets forth otherwise.

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

    Events of Default with respect to Debt Securities of any series issued under the Indentures are defined in the Indentures as:

        (1) default for thirty days in payment of any interest on any Debt Security of that series or any related coupon or any additional amount payable with respect to Debt Securities of that series as specified in the applicable prospectus supplement when due;

        (2) default in payment of principal or premium, if any, on redemption or otherwise, or in the making of a mandatory sinking fund payment of any Debt Securities of that series when due;

        (3) default for sixty days after notice to Northwest and NWA Corp. by the Trustee, or to Northwest, NWA Corp. and the Trustee by the holders of 25% or more in aggregate principal amount of the Debt Securities of that series then outstanding, in the performance of any other agreement applicable to the Debt Securities of that series, in the Indenture or in any supplemental indenture or board resolution referred to therein under which the Debt Securities of that series may have been issued; and

        (4) certain events of bankruptcy, insolvency or reorganization of Northwest or NWA Corp.

    The applicable prospectus supplement will describe any other Events of Default applicable to a specified series of Debt Securities. An Event of Default with respect to a particular series of Debt Securities will not necessarily be an Event of Default with respect to any other series of Debt Securities.

    If an Event of Default specified in the Indentures occurs with respect to the Debt Securities of any series issued under the Indentures and is continuing, either the Trustee for that series or the holders of 25% or more in aggregate principal amount of all of the outstanding Debt Securities of that series, by written notice to Northwest and NWA Corp., may declare (a) the principal of all the Debt Securities of that series to be due and payable or (b) in the case of original issue discount Debt Securities or indexed Debt Securities, the portion of the principal amount specified in the applicable prospectus supplement to be due and payable. If the holders of Debt Securities give notice of the declaration of acceleration to Northwest and NWA Corp., then they are also required to give notice to the Trustee for that series.

    The Trustee for any series of Debt Securities is required to give notice to the holders of the Debt Securities of that series of all uncured Defaults within ninety days after the occurrence of a Default known to it with respect to Debt Securities of that series. However, that notice will not be given until 60 days after the occurrence of a Default with respect to Debt Securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, if any, or interest, if any, or make a mandatory sinking fund payment. In addition, the Trustee may withhold that notice if and so long as a committee of its Responsible Officers in good faith determines that withholding that notice is in the interest of the holders of the Debt Securities of that series, except in the case of a default in payment on the Debt Securities of that series. "Default" means any event which is, or, after notice or passage of time or both, would be, an Event of Default.

    The Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the holders of Debt Securities, unless those holders have offered the Trustee reasonable indemnity. Subject to those provisions for indemnification of the Trustee, the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series, or exercising any trust or power conferred on that Trustee.

    Each of NWA Corp. and Northwest will file annually with the Trustee a certificate as to its compliance with all conditions and covenants of the applicable Indenture.

    The holders of not less than a majority in aggregate principal amount of any series of Debt Securities by notice to the Trustee for that series may waive, on behalf of the holders of all Debt Securities of that series, any past Default or Event of Default with respect to that series and its consequences, and may rescind and annul a declaration of acceleration with respect to that series, unless a judgment or decree based on that acceleration has been obtained and entered. However, a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security (and any resulting acceleration) and certain other defaults may not be waived.

MODIFICATION OF THE INDENTURES

    Northwest, NWA Corp. and the Trustee may enter into one or more supplemental indentures, without the consent of the holders of any of the Debt Securities, in order to:

        (1) evidence the succession of another corporation to Northwest or NWA Corp. and the assumption of the covenants of Northwest or NWA Corp. by a successor;

        (2) (A) add to the covenants of Northwest or NWA Corp. or surrender any right or power of Northwest or NWA Corp., and

          (B) make the occurrence, or the occurrence and continuance, of a default in any of those additional covenants, restrictions or conditions a Default or an Event of Default that permits the enforcement of all or any of the remedies provided in the Indentures.

           However, in respect of any of those additional covenants, restrictions or conditions, the supplemental indenture may:

           - provide for a particular period of grace after default, which period may be shorter or longer than the period allowed in the case of other defaults,

           - provide for an immediate enforcement upon that default, or

           - limit the remedies available to the Trustee upon that default;

        (3) add additional Events of Default with respect to any series;

        (4) add or change any provisions to permit or facilitate the issuance of Debt Securities in bearer form or in global form;

        (5) under certain circumstances, add, change or eliminate any provision affecting Debt Securities not yet issued;

        (6) secure the Debt Securities;

        (7) add to the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Debt Securities as set forth in the Indentures, other conditions, limitations and restrictions to be observed after that addition;

        (8) establish the form or terms of Debt Securities;

        (9) evidence and provide for successor Trustees;

        (10) if allowed without penalty under applicable laws and regulations, permit payment in respect of Debt Securities in bearer form in the United States;

        (11) correct or supplement any inconsistent provisions or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of Debt Securities of any series issued under the Indentures in any material respect;

        (12) cure any ambiguity or correct any mistake; or

        (13) supplement any of the provisions of the Indentures to permit or facilitate the defeasance and discharge of any series of Debt Security, on the condition that this action does not adversely affect the interests of the holders of that series or any other series of Debt Securities or any related coupons in any material respect.

    Northwest, NWA Corp. and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the supplemental indenture, may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indentures or any supplemental indenture or modifying the rights of the holders of Debt Securities of that series. However, no supplemental indenture may, without the consent of the holder of each Debt Security that is affected,

        (1) change the time for payment of principal or interest on any Debt Security;

        (2) reduce the principal of, or any installment of principal of, or interest on any Debt Security;

        (3) reduce the amount of premium, if any, payable upon the redemption of any Debt Security;

        (4) reduce the amount of principal payable upon acceleration of the maturity of an Original Issue Discount Debt Security;

        (5) change the coin or currency in which any Debt Security or any premium or interest is payable;

        (6) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security;

        (7) reduce the percentage in principal amount of the outstanding Debt Securities of any series required to:

           - consent to modify or amend the Indentures,

           - waive compliance with certain provisions of the Indentures, or

           - waive certain defaults;

        (8) change the obligation of Northwest to maintain an office or agency in the places and for the purposes specified in the Indentures;

        (9) modify the obligations of NWA Corp. to make payment under the Parent Guaranty; or

        (10) modify any of the provisions in (1) through (9) above.

DEFEASANCE

    If the applicable prospectus supplement so indicates, Northwest may elect either to:

        (1) defease and be discharged from any and all obligations with respect to the Debt Securities of or within any series, except as described below ("defeasance"), or

        (2) be released from its obligations with respect to certain covenants applicable to the Debt Securities of or within any series ("covenant defeasance"),

when Northwest deposits, in trust for the above mentioned purpose, with the Trustee for that series of Debt Securities (or other qualifying trustee) money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in the amount sufficient to pay the principal of, premium, if any, and interest, if any, on the Debt Securities to Maturity or redemption, as the case may be, and any mandatory sinking fund or similar payments.

    When a defeasance occurs, Northwest will be deemed to:

        (1) have paid and discharged the entire indebtedness represented by the Debt Securities and any related coupons, and

        (2) have satisfied all of its other obligations under the Debt Securities and any related coupons.

However, it will not be deemed to have satisfied:

        (a) its obligations with respect to the rights of holders of the Debt Securities to receive, solely from the trust funds deposited to defease the Debt Securities, payments in respect of the principal of, premium, if any, and interest, if any, on the Debt Securities or any related coupons when the payments are due, and

        (b) certain other obligations as provided in the Indentures.

    When a covenant defeasance occurs, Northwest will:

        (1) be released only from its obligations to comply with certain covenants contained in the Indentures relating to the Debt Securities,

        (2) continue to be obligated in all other respects under those Debt Securities, and

        (3) continue to be contingently liable with respect to the payment of principal, premium, if any, and interest, if any, with respect to those Debt Securities.

    Unless the applicable prospectus supplement specifies otherwise and except as described below, the conditions to both defeasance and covenant defeasance are as follows:

        (1) the defeasance or covenant defeasance must not result in a breach or violation of, or constitute a Default or Event of Default under, the applicable Indenture, or result in a breach or violation of, or constitute a default under, any other material agreement or instrument of Northwest or NWA Corp.;

        (2) certain bankruptcy related Defaults or Events of Default with respect to Northwest or NWA Corp. must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease the Debt Securities and ending on the 91st day after that date;

        (3) Northwest must deliver to the Trustee an Opinion of Counsel to the effect that the holders of the Debt Securities:

           - will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance or covenant defeasance, and

           - will be subject to Federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the defeasance or covenant defeasance had not occurred.

           In the case of defeasance, the Opinion of Counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indentures;

        (4) Northwest must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel with respect to:

           - compliance with the conditions precedent to the defeasance or covenant defeasance, and

           - certain registration requirements under the Investment Company Act of 1940; and

        (5) any additional conditions to the defeasance or covenant defeasance which may be imposed on Northwest pursuant to the applicable Indenture.

    The Indentures require that a nationally recognized firm of independent public accountants deliver to the Trustee a written certification as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of the Debt Securities. Holders of the Debt Securities do not have recourse against that firm under the Indentures. If the applicable prospectus supplement so indicates, in addition to obligations of the United States or an agency or instrumentality of the United States, Government Obligations may include obligations of the government or any agency or instrumentality of the government issuing the currency in which Debt Securities of that series are payable. If the Government Obligations deposited with the Trustee for the defeasance of the Debt Securities decrease in value or default subsequent to their being deposited, Northwest will have no further obligation, and the holders of the Debt Securities will have no additional recourse against Northwest, as a result of the decrease in value or default. As described above, in the event of a covenant defeasance, Northwest remains contingently liable with respect to the payment of principal, premium, if any, and interest, if any, with respect to the Debt Securities.

    Northwest may exercise its defeasance option with respect to the Debt Securities even if it has previously exercised its covenant defeasance option. If Northwest exercises its defeasance option, payment of the Debt Securities may not be accelerated because of a Default or an Event of Default. If Northwest exercises its covenant defeasance option, payment of the Debt Securities may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which the covenant defeasance is applicable. However, if acceleration were to occur, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on the Debt Securities, because the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

    The applicable prospectus supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to Debt Securities of a particular series.

THE TRUSTEE

    State Street Bank and Trust Company is the Trustee under the Indentures. Northwest and NWA Corp. also maintain banking and other commercial relationships with State Street Bank and Trust Company and its affiliates in the ordinary course of business and State Street Bank and Trust Company acts as Trustee under several other indentures for NWA Corp. and Northwest.

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
                            DESCRIPTION OF WARRANTS

    Northwest may issue Warrants to purchase Debt Securities. Northwest may issue Warrants together with or separately from any Debt Securities offered by any prospectus supplement and, if it issues Warrants together with Debt Securities, the Warrants may be attached to or separate from the Debt Securities. Northwest will issue the Warrants under one or more separate Warrant Agreements (each, a "Warrant Agreement") to be entered into between Northwest and State Street Bank and Trust Company, as warrant agent (the "Warrant Agent"), all as set forth in the prospectus supplement relating to the particular issue of Warrants.

    The statements in this prospectus relating to the Warrants and the Warrant Agreements are summaries. You should refer to the Warrant Agreements for the complete terms of the Warrants and the Warrant Agreements. A form of Warrant Agreement for Warrants Sold Attached to Debt Securities and a form of Warrant Agreement for Warrants Sold Alone have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

GENERAL

    If Northwest offers Warrants, you should refer to the applicable prospectus supplement which accompanies this prospectus for a description of the specific terms of the Warrants, including:

        (1) the specific designation and aggregate number of the Warrants;

        (2) the offering price and the currency or composite currencies for which the Warrants may be purchased,

        (3) the designation (including whether the Debt Securities are Senior Debt Securities or Senior Subordinated Debt Securities), aggregate principal amount, currency or composite currencies and terms of the Debt Securities purchasable upon exercise of the Warrants;

        (4) if Warrants are issued together with any Debt Securities,

           - the designation and terms of the Debt Securities with which the Warrants are issued, and

           - the number of Warrants issued with the minimum denomination of each Debt Security;

        (5) if Warrants are issued together with any Debt Securities, the date on and after which the Warrants and the related Debt Securities will be separately transferable;

        (6) - the principal amount of Debt Securities purchasable upon exercise of one Warrant, and

          - the price or the manner of determining the price and currency or composite currencies or other consideration, which may include Debt Securities, for which that principal amount of Debt Securities may be purchased;

        (7) - the date on which the right to exercise the Warrants will commence, and

          - the date on which the right shall expire (the "Expiration Date");

        (8) the terms of any mandatory or optional redemption by Northwest;

        (9) certain Federal income tax consequences;

        (10) whether the certificates for Warrants will be issued in registered or unregistered form; and

        (11) any other special terms of the Warrants.

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
Unless the applicable prospectus supplement specifies otherwise, the Warrants will not be listed on any securities exchange.

    Holders of Warrant certificates may exchange them for new Warrant certificates, may present them (if in registered form) for registration of transfer and exchange, and may exercise them at an office or agency of the Warrant Agent maintained for that purpose (the "Warrant Agent Office"). No service charge will be made for any transfer or exchange of Warrant certificates, but Northwest may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities that they may purchase upon the exercise of the Warrants. These rights include the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon the exercise or to enforce covenants in the Indenture.

EXERCISE OF WARRANTS

    Each Warrant will entitle its holder to purchase the principal amount of Debt Securities (a) at the exercise price, (b) for the consideration and (c) during the period or periods, in each case as set forth in, or calculable from, the prospectus supplement relating to the Warrants. Holders of Warrants may exercise their Warrants at any time during the specified period up to 5:00 P.M. New York City time on the Expiration Date set forth in the applicable prospectus supplement. After the close of business on the Expiration Date, or a later date to which the Expiration Date may be extended by Northwest, unexercised Warrants will become void.

    Holders of Warrants may exercise their Warrants by:

        (1) paying the Warrant Agent the amount provided in the applicable prospectus supplement required to purchase the Debt Securities purchasable upon the exercise of the Warrants, and

        (2) providing the Warrant Agent with certain information set forth on the reverse side of the Warrant certificate.

Unless the applicable prospectus supplement specifies otherwise, when the Warrant Agent receives the payment and the Warrant certificate properly completed and duly executed at the Warrant Agent Office or any other office or agency indicated in the applicable prospectus supplement, Northwest will, as soon as practicable, issue and deliver the Debt Securities purchasable upon the exercise. If fewer than all of the Warrants represented by the Warrant certificate are exercised, a new Warrant certificate will be issued for the amount of unexercised Warrants.

MODIFICATION OF WARRANT AGREEMENTS

    Northwest and the Warrant Agent may supplement or amend the Warrant Agreement, without the consent of any Warrantholder, in order to:

        (1) cure any ambiguity;

        (2) correct or supplement any provision contained in the Warrant Agreement, which may be defective or inconsistent with any other provisions; or

        (3) make other provisions in regard to matters or questions arising under the Warrant Agreement, which Northwest and the Warrant Agent may deem necessary or desirable and which do not adversely affect the interests of the Warrantholders.

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
WARRANT AGENT

    State Street Bank and Trust Company will act as the Warrant Agent under the Warrant Agreement. Northwest and NWA Corp. maintain banking and other commercial relationships with State Street Bank and Trust Company and its affiliates in the ordinary course of business. The Warrant Agent will act solely as an agent of Northwest in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants.

                              PLAN OF DISTRIBUTION

    Northwest may sell Securities (a) through underwriters, (b) directly to investors or other persons or (c) through dealers or agents. The applicable prospectus supplement will name any underwriter, dealer or agent involved in the offer and sale of the Offered Securities.

    The Offered Securities may be sold (a) at a fixed price or prices, which may be changed, (b) from time to time at market prices prevailing at the time of sale, (c) at prices related to those market prices, or (d) at negotiated prices. Dealer trading may take place in certain of the Offered Securities, including Offered Securities not listed on any securities exchange.

    Northwest may, from time to time, authorize underwriters acting as Northwest's agents to offer and sell the Offered Securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from Northwest in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions, which may be changed from time to time, from the purchasers for whom they may act as agent.

    If Northwest directly uses a dealer in the sale of Offered Securities, Northwest will sell the Offered Securities to the dealer, as principal. The dealer may then resell the Offered Securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement will name any dealer and set forth the terms of any of those sales.

    Northwest may offer and sell Offered Securities through agents designated by Northwest from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the Offered Securities and set forth any commissions payable by Northwest to that agent. Unless the applicable prospectus indicates otherwise, the agent will be acting on a best efforts basis for the period of its appointment.

    Northwest may directly solicit offers to purchase Offered Securities and sell them directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the Offered Securities. The applicable prospectus supplement will describe the terms of any of those sales. Except as set forth in the applicable prospectus supplement, no director, officer or employee of Northwest or NWA Corp. will solicit or receive a commission in connection with direct sales by Northwest of the Offered Securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any of these direct sales.

    The applicable prospectus supplement will set forth any underwriting compensation paid by Northwest to underwriters, dealers or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

    Underwriters, dealers and agents may be entitled, under agreements with Northwest and NWA Corp., to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimbursement by Northwest and NWA Corp. for certain expenses.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, NWA Corp., Northwest and NWA Corp.'s other subsidiaries in the ordinary course of business.

    If the applicable prospectus supplement so indicates, subject to existing market conditions, Northwest will authorize dealers acting as Northwest's agents to solicit offers by certain institutions to purchase Offered Securities from Northwest at the public offering price set forth in the applicable prospectus supplement pursuant to Delayed Delivery Contracts ("Contracts") that provide for payment and delivery on the date or dates stated in the applicable prospectus supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom Contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of Northwest. Contracts will not be subject to any conditions, except the purchase by an institution of the Offered Securities covered by its Contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject. The applicable prospectus supplement will indicate the commission that will be granted to underwriters and agents soliciting purchases of Offered Securities pursuant to Contracts accepted by Northwest. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

    The Offered Securities may or may not be listed on a national securities exchange or a foreign securities exchange. If Northwest uses an underwriter or underwriters in the sale of any Offered Securities, the applicable prospectus supplement will contain a statement as to the underwriters' intention, if any, at the date of the prospectus supplement to make a market in the Offered Securities. No assurances can be given that there will be a market for the Offered Securities.

    The applicable prospectus supplement will set forth the place and time of delivery for the Offered Securities. Northwest will issue the Debt Securities that are issuable upon exercise of Warrants upon payment of the exercise and otherwise in accordance with the relevant terms applicable to the Warrants and described in the applicable prospectus supplement.

                                 LEGAL OPINIONS

    Unless the applicable prospectus supplement indicates otherwise, the validity of the Debt Securities, the Parent Guaranty and Warrants offered by this prospectus will be passed upon for Northwest and NWA Corp. by Simpson Thacher & Bartlett, New York, New York. In rendering that opinion, Simpson Thacher & Bartlett will be relying as to matters of Minnesota law on an opinion from the Office of the General Counsel of NWA Corp. and Northwest.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of NWA Corp. included in NWA Corp.'s Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report on the consolidated financial statements and schedule incorporated by reference in this prospectus. Those consolidated financial statements and schedule are incorporated by reference in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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